Exhibit 10.59

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of October 14, 2008 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), CYTORI THERAPEUTICS, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

RECITALS

Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally and not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.

AGREEMENT

Loan Parties, Agent and Lenders agree as follows:

1.	DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein.  Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.  All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2.	LOANS AND TERMS OF PAYMENT.

2.1. Promise to Pay.  Borrower promises to pay Agent, for the ratable accounts of Lenders, when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the Lenders to Borrower under this Agreement, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.

2.2. Term Loans.

(a) Commitment.  Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make term loans (each a “Term Loan” and collectively, the “Term Loans”) to Borrower from time to time on any Business Day (as defined below) during the period from the Closing Date (as defined below) until December 12, 2008 (the “Commitment Termination Date”) in an aggregate principal amount not to exceed such Lender’s commitment as identified on Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Commitment”, and the aggregate of all such commitments, the “Commitments”).  Notwithstanding the foregoing, the aggregate principal amount of the Term Loans made hereunder shall not exceed $15,000,000 (the “Total Commitment”).  Each Lender’s obligation to fund a Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of such Term Loan.  Subject to the terms and conditions hereof, the initial Term Loan shall be made on the Closing Date in an aggregate principal amount equal to $7,500,000 (the “Initial Term Loan”).   After the Initial Term Loan, Borrower may request one (1) additional Term Loan, and such subsequent Term Loan (the “Subsequent Term Loan”) must be in an amount equal to $7,500,000.

(b) Method of Borrowing.  When Borrower desires a Term Loan, Borrower will notify Agent (which notice shall be irrevocable) by facsimile (or by telephone, provided that such telephonic notice shall be promptly confirmed in writing, but in any event on or before the following Business Day) on the date that is ten (10) Business Days prior to the day the Term Loan (other than the Initial Term Loan) is to be made (or such shorter period of time as Agent may agree). Agent and Lenders may act without liability upon the basis of such written or telephonic notice believed by Agent to be from any authorized officer of Borrower.  Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any such written notice.

(c) Funding of Term Loans.  Promptly after receiving a request for a Term Loan, Agent shall notify each Lender of the contents of such request and such Lender’s Pro Rata Share of the requested Term Loan.  Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the specified date.  Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 or 4.2, as applicable, has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

Bank Name:  U.S. Bank N.A.
Bank Address:  XXXXXXX
ABA#:  XXXXXXX
Account #:  XXXXXXX
Account Name:  Cytori
Ref:  XXXXXXX

(d) Notes.  If requested by a Lender, the Term Loans of such Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”), and Borrower shall execute and deliver a Note to such Lender.  Each Note shall represent the obligation of Borrower to pay to such Lender the lesser of (a) the aggregate unpaid principal amount of all Term Loans made by such Lender to or on behalf of Borrower under this Agreement or (b) the amount of such Lender’s Commitment, in each case together with interest thereon as prescribed in Section 2.3(a).

(e) Agent May Assume Funding.  Unless Agent shall have received notice from a Lender prior to the date of any particular Term Loan that such Lender will not make available to

Agent such Lender’s Pro Rata Share of such Term Loan, Agent may assume that such Lender has made such amount available to it on the date of such Term Loan in accordance with subsection (c) of this Section 2.2, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date.  If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.3(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to such Term Loan.  If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in such Term Loan for purposes of this Agreement.

2.3. Interest and Repayment.

(a) Interest.  Each Term Loan shall accrue interest in arrears from the date made until such Term Loan is fully repaid at a fixed per annum rate of interest equal to 10.58%.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.  As used herein, the term “Treasury Rate” means a per annum rate of interest equal to the rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 entitled “Selected Interest Rates” under the heading “U.S. Government Securities/Treasury Constant Maturities” as the three year treasuries constant maturities rate.  In the event Release H.15 is no longer published, Agent shall select a comparable publication to determine the U.S. Treasury note yield to maturity.

(b) Payments of Principal and Interest.  For the Initial Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) one payment of interest only (payable in arrears) for the period from the Closing Date to and including October 31, 2008 at the rate of interest determined in accordance with Section 2.3(a), to be paid on November 1, 2008, (ii) three (3) consecutive payments of interest only (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on the first day of each calendar month (a “Scheduled Payment Date”) commencing on December 1, 2008 and (iii) thirty-three (33) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on each Scheduled Payment Date commencing on March 1, 2009.  For the Subsequent Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) one payment of interest only (payable in arrears) for the period from date of funding such Subsequent Term Loan to and including the last day of the month in which the Subsequent Term Loan was made at the rate of interest determined in accordance with Section 2.3(a), to be paid on the first day of the calendar month occurring after the month in which the Subsequent Term Loan was made, and (ii) thirty-six (36) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on each Scheduled Payment Date commencing on the first day of the second calendar month occurring after the month during which the Subsequent Term Loan was made.  The amount of each such payment of principal and interest with respect to each of the Initial Term Loan and the Subsequent Term

Loan shall be calculated by the Agent and shall be sufficient to fully amortize the principal and interest due with respect to the applicable Term Loan over such repayment period.  Each scheduled payment of interest only or interest and principal hereunder is referred to herein as a “Scheduled Payment.”  Notwithstanding the foregoing, all unpaid principal and accrued interest with respect to a Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) the first day of the thirty-seventh month following the date such Term Loan was made or (B) the date that such Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations (as defined below) pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Applicable Term Loan Maturity Date”). Each Scheduled Payment, when paid, shall be applied first to the payment of accrued and unpaid interest on the applicable Term Loan and then to unpaid principal balance of such Term Loan.  Without limiting the foregoing, all Obligations shall be due and payable on the Applicable Term Loan Maturity Date for the last Term Loan made.

(c) No Reborrowing.  Once a Term Loan is repaid or prepaid, it cannot be reborrowed.

(d) Payments.  All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made in immediately available funds in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 11:00 a.m. (New York time) on the date when due.  All payments received by Agent after 11:00 a.m. (New York time) on any Business Day or at any time on a day that is not a Business Day shall be deemed to be received on the next Business Day.  Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.  The payment of any Scheduled Payment prior to its due date shall be deemed to have been received on such due date for purposes of calculating interest hereunder.  All Scheduled Payments due to Agent and Lenders under Section 2.3(b) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account specified on the EPS Setup Form (as defined below). As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: Deutsche Bank
Bank Address: XXXXXXX
ABA Number: XXXXXXX
Account Number: XXXXXXX
Account Name: GECC HH Cash Flow Collections
Ref: XXXXXXX

(e) Withholdings and Increased Costs.  All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations, regardless of source of payment.  If Agent or any Lender shall have reasonably determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining any Term Loan, then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost.  A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.3(e) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender.  This provision shall survive the termination of this Agreement. Any Lender claiming any additional amounts payable pursuant to this Section 2.3(e) shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Each Lender organized under the laws of a jurisdiction outside the United States as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W 8ECI or Form W 8BEN or other applicable form, certificate or document prescribed by the IRS or the United States.

(f) Loan Records.  Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of each Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loans and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower.  The entries made in such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein absent manifest error; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.

(g) Payment of Expenses.  Agent is authorized to, and at its sole election may, debit funds from Borrower’s operating account specified on the EPS Setup Form (as defined below) to pay all fees, expenses, costs and interest owing by Borrower under this Agreement or any of the other Debt Documents if and to the extent Borrower fails to pay any such amounts within three (3) Business Days of the date when due.

2.4. Prepayments.  Borrower can voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, any Term Loan in full, but not in part.  Upon the date of (a) any voluntary prepayment of a Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of a Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise, except to the extent that the sole basis for such acceleration is the occurrence of an Event of Default under Section 8.1(h)), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to such Term Loan, (ii) the Final Payment Fee (as such term is defined in Section 2.7(d)) for such Term Loan, and (iii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (i) 4% of such prepayment amount, if such prepayment is made on or before the one year anniversary of such Term Loan, (ii) 3% of such prepayment amount, if such prepayment is made after the one year anniversary of such Term Loan but on or before the two year anniversary of such Term Loan, and (iii) 2% of such prepayment amount, if such prepayment is made after the two year anniversary of such Term Loan but before the first day of the thirty-seventh month following the date such Term Loan was made.

2.5. Late Fees.  If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within 5 days after its due date, then, at Agent’s election or upon the request of the Requisite Lenders (as defined below), such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.6. Default Rate.  All Term Loans and other Obligations shall bear interest, at the option of Agent or upon the request of the Requisite Lenders, from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) 5% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”).  The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Agent’s or any Lender’s right or remedies hereunder.  All interest payable at the Default Rate shall be payable on demand.

2.7. Lender Fees.

(a) Agency Fee.  On the Closing Date, Borrower shall pay to Agent, for its own account, a non-refundable agency fee in an amount equal to $175,000, which fee shall be fully earned when paid.

(b) Closing Fee.  On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable closing fee in an amount equal to $300,000, which fee shall be fully earned when paid.

(c) Unused Line Fee. On the Commitment Termination Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable unused line fee equal to 1.0% of the undrawn amount of the Total Commitment as of such date, which fee shall be fully earned on the Commitment Termination Date, regardless of whether the Subsequent Term Loan is advanced.

(d) Final Payment Fee. On the date upon which the outstanding principal amount of any Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to 5.0% of the original principal amount of such Term Loan (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully-earned on the Closing Date.

2.8. Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and  Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by  Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Initial Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.

2.9. Authorization and Issuance of the Warrants.  Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of up to 178,148 shares of common stock of Borrower at an exercise price of $4.21 per share.  Subject to the terms and conditions of the Warrants, the exercise period shall expire ten (10) years from the date such Warrants are issued.

3.	CREATION OF SECURITY INTEREST.

3.1. Grant of Security Interest.  As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of all Term Loans and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of such Term Loans (such indebtedness under the Notes, Term Loans and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of the Guaranteed Obligations as defined in the Guaranty (as defined below), each Loan Party does hereby grant to Agent, for the benefit of Agent and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):

All of such Loan Party’s personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles (including Intellectual Property, as defined in Section 3.3 below), and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).

Notwithstanding the provisions of this Section 3.1 or Section 3.3 below, the grant of security interest herein shall not extend to and the term “Collateral” shall not include: (i) to the extent that Borrower would incur adverse tax consequences resulting from a pledge of 100% of the shares of the outstanding capital stock of any Subsidiary of Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof (each, a “Foreign Subsidiary”), more than 65% of the issued and outstanding voting capital stock of such Foreign Subsidiary or Foreign Subsidiaries, as applicable (but the Collateral shall still include 100% of the shares of the outstanding non-voting capital stock of such Foreign Subsidiary or Foreign Subsidiaries, as applicable), (ii) any license or contract (in each case to the extent such license or contract is not prohibited by this Agreement), and the property subject to such license or contract, to the extent and only to the extent that (A) the granting of such security interest is prohibited by any applicable statute, law or regulation, or would constitute a default under the license or contract, as applicable, and (B) such prohibition or default is enforceable under applicable law (including without limitation Sections 9-406, 9-407 and 9-408 of the UCC); provided that upon the termination or expiration of any such prohibition, such license, contract and/or property, as applicable, shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral” or (iii) Borrower’s stock in Olympus-Cytori, Inc., a Delaware corporation (such entity, “Olympus-Cytori” and such stock, the “Olympus-Cytori Stock”); provided that upon the termination or expiration of all provisions in the Olympus Agreements (as defined below) prohibiting the granting of a Lien in the Olympus-Cytori Stock, the Olympus-Cytori Stock shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral.”

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest (subject only to Permitted Liens) in the presently existing Collateral, and will constitute a valid, first priority security interest (subject only to Permitted Liens) in Collateral acquired after the date hereof.  Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

3.2. Financing Statements.  Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.

3.3. Grant of Intellectual Property Security Interest.  The Collateral shall include all intellectual property of each Loan Party, which shall be defined as any and all copyright, trademark, servicemark, patent, design right, software, license, trade secret and intangible rights of a Loan Party and any applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related thereto (collectively, “Intellectual Property”) now or hereafter owned or licensed by a Loan Party, together with all accessions and additions thereto, proceeds and products thereof (including, without limitation, any proceeds resulting under insurance policies).  In order to perfect or protect Agent’s security interest and other rights in Loan Party’s Intellectual Property, each Loan Party hereby authorizes Agent to file one or more intellectual property security agreements, substantially in the form executed and delivered to Agent on the Closing Date (each an “Intellectual Property Security Agreement” and collectively, the “Intellectual Property Security Agreements”) with the United States Patent and Trademark Office and/or United States Copyright Office, as each are applicable and required by Agent.

3.4. Termination of Security Interest.  Upon the date on which all of the Obligations (other than contingent indemnity obligations that survive the termination of this Agreement and for which no claim has been asserted) are indefeasibly repaid in full in cash, all of the Commitments hereunder are terminated, and this Agreement shall have been terminated (the “Termination Date”), and upon receipt of a payoff letter or termination agreement executed by the Loan Parties in form and substance acceptable to Agent, Agent shall, at Loan Parties’ sole cost and expense and without any recourse, representation or warranty, release its Liens in the Collateral.

4.	CONDITIONS OF CREDIT EXTENSIONS

4.1. Conditions Precedent to Initial Term Loan.  No Lender shall be obligated to make the Initial Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to the Agent and each Lender (the date on which the Lenders make the Initial Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent or waived in accordance with this Agreement, the “Closing Date”):

(a) a counterpart of this Agreement duly executed by each Loan Party;

(b) a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit B (the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s governing documents;

(c) Notes duly executed by Borrower in favor of each applicable Lender (if requested by such Lender);

(d) filed copies of UCC financing statements, collateral assignments, and terminations statements, with respect to the Collateral, as Agent shall request;

(e) certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f) current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other security interests or other Liens on the Collateral, other than Permitted Liens (as defined below);

(g) a Warrant in favor of each Lender (or its affiliate or designee);

(h) the Intellectual Property Security Agreement required by Section 3.3 above, duly executed by each Loan Party;

(i) a certificate of good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(j) a landlord consent and/or bailee letter in favor of Agent executed by the landlord or bailee, as applicable, for any third party location (other than a Permitted Location as defined below) where (a) any Loan Party’s principal place of business is located, (b) any Loan Party’s books or records are located or (c) Collateral with an aggregate value in excess of $50,000 is located (each of the locations described in the immediately preceding clauses (a), (b) and (c), a “Collateral Location”), a form of which is attached hereto as Exhibit C-1 and Exhibit C-2, as applicable (each an “Access Agreement”);

(k) a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;

(l) a completed EPS set-up form, a form of which is attached hereto as Exhibit E (the “EPS Setup Form”);

(m) a completed perfection certificate, duly executed by each Loan Party (the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(n) one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account listed on the Perfection Certificate, to the extent required pursuant to the terms and conditions of Section 7.10;

(o) a pledge agreement, in form and substance satisfactory to Agent, executed by each Loan Party and pledging to Agent, for the benefit of itself and the Lenders, a security interest in (a) 100% of the shares of the outstanding capital stock, of any class, of each Subsidiary (as defined below) of each Loan Party that is not a Foreign Subsidiary, (b) to the extent that Borrower would incur adverse tax consequences resulting from a pledge of 100% of the shares of the outstanding capital stock of any Foreign Subsidiary, 65% of the shares of the outstanding voting capital stock and 100% of the shares of the outstanding non-voting capital stock of each such Foreign Subsidiary and (c) any and all Indebtedness (as defined in Section 7.2 below) owing to Loan Parties (the “Pledge Agreement”);

(p) a guaranty agreement (together with any other guaranty that purports to provide for a guaranty of the Obligation, the “Guaranty”), in form and substance satisfactory to Agent, executed by each Guarantor;

(q) a disbursement instruction letter, in form and substance satisfactory to Agent, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(r) Borrower shall have unrestricted balance sheet cash and Cash Equivalents (as defined below) in one or more deposit accounts or securities accounts over which Agent has obtained control under Section 7.10 of not less than the product of (i) negative three (-3) times (ii) the Cash Burn Amount (as defined below) at such time;

(s) evidence of the payment of all loans and other indebtedness, obligations and liabilities of any kind whatsoever of Borrower to GECC in connection with (i) those two certain promissory notes in the original principal amounts of $600,000 and $1,380,467.48, respectively, made by Borrower in favor of GECC and (ii) that certain Master Security Agreement dated as of October 1, 2001 by and between Borrower and GECC (as amended, restated, supplemented or otherwise modified from time to time, and together with all schedules attached thereto) (such loans, indebtedness, obligations and liabilities, collectively, the (“GE Equipment Indebtedness”);

(t) all other documents and instruments as Agent or the Lenders may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, Note, Warrants, Intellectual Property Security Agreements, the Perfection Certificate, the Pledge Agreement, the Guaranty, if any, the Secretary’s Certificate and the Disbursement Letter, and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent and/or the Lenders from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”); and

(u) Agent and Lenders shall have received the fees required to be paid by Borrower, if any, in the respective amounts specified in Section 2.7, and Borrower shall have reimbursed Agent and Lenders for all reasonable fees, costs and expenses of closing presented as of the date of this Agreement.

4.2. Conditions Precedent to All Term Loans.  No Lender shall be obligated to make any Term Loan, including the Initial Term Loan, unless the following additional conditions have been satisfied:

(a) (i) all representations and warranties in Section 5 below shall be true as of the date of such Term Loan, except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”) has occurred and is continuing or will result from the making of any Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing;

(b) Agent shall have received the redelivery or supplemental delivery of the items set forth in the following sections to the extent circumstances have changed since the Initial Term Loan:  Sections 4.1(b), (e), (f), (g), (i), (j), (k), (m) and (q);

(c) with respect to the Subsequent Term Loan only, Agent shall have received evidence satisfactory to Agent and the Lenders that Borrower has, at the time of and after giving effect to such Term Loan, satisfied each of the following conditions precedent:

(i)  (A)  If the Subsequent Term Loan is to be made on or prior to October 31, 2008, the aggregate gross income from the sale of inventory of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of September 30, 2008 shall not be less than $2,300,000; (B) if the Subsequent Term Loan is to be made after October 31, 2008 but prior to November 30, 2008, the aggregate gross income from the sale of inventory of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of October 31, 2008 shall not be less than $3,100,000, and (C) if the Subsequent Term Loan is to be made on or after November 30, 2008 but prior to the Commitment Termination Date, the aggregate gross income from the sale of inventory of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of November 30, 2008 shall not be less than $4,000,000;

(ii)  (A)  If the Subsequent Term Loan is to be made on or prior to October 31, 2008, the aggregate expenses (excluding non-cash expenses relating to the granting of stock options) and non-financed capital expenditures of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of September 30, 2008 shall not be greater than $9,100,000; (B) if the Subsequent Term Loan is to be made after October 31, 2008 but prior to November 30, 2008, the aggregate expenses (excluding non-cash expenses relating to the granting of stock options) and non-financed capital expenditures of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of October 31, 2008 shall not be greater than $8,800,000, and (C) if the Subsequent Term Loan is to be made on or after November 30, 2008 but prior to the Commitment Termination Date, the aggregate expenses (excluding non-cash expenses relating to the granting of stock options) and non-financed capital expenditures of Borrower and its consolidated Subsidiaries for the period of 3 consecutive months ending as of November 30, 2008 shall not be greater than $8,600,000;

(iii)  Borrower shall have received at least $10,000,000 in unrestricted net cash proceeds from the sale and issuance of Borrower’s equity securities after the Closing Date, which equity issuance shall be on terms and conditions not otherwise prohibited by any provision of this Agreement or the other Debt Documents;

(iv)  The market capitalization of Borrower is not less than $100,000,000 based on the 10-day trailing average of Borrower’s common stock price, as determined as of the close of business on the Business Day (as defined below) immediately prior to the proposed date of the Subsequent Term Loan;

(v)  Borrower shall have unrestricted balance sheet cash and Cash Equivalents (as defined below) in one or more deposit accounts or securities accounts over which Agent has obtained control under Section 7.10 of not less than the product of (i) negative six (-6) times (ii) the Cash Burn Amount (as such term is defined in Section 7.12 below) at such time; and

(vi)  Evidence that all obligations set forth in that certain Post-Closing Obligations Letter dated October 14, 2008 by and between Borrower and Agent have been satisfied; and

(d) Agent and Lenders shall have received such other documents, agreements, instruments or information as Agent or such Lender shall reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:

5.1. Due Organization and Authorization.  Each Loan Party’s exact legal name is as set forth in the Perfection Certificate (or as disclosed to and consented to by Agent pursuant to Section 7.4) and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the State of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect.  This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms, subject only to bankruptcy, moratorium, insolvency and other laws of general application affecting secured creditors and general principles of equity.  The execution, delivery and performance by each Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.

5.2. Required Consents.  No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any already obtained.

5.3. No Conflicts.  Except as described in the note to Item 8 in Section D on Schedule B hereto, the entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any Lien on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party.  As used herein, “Material Agreement” means (i) any agreement or contract required to be filed by a Loan

Party with the Securities and Exchange Commission (“SEC”) pursuant to Item 601(b)(10) of Regulation S-K (other than (x) employment or compensation related agreements, including agreements relating to stock option grants to employees, consultants and directors, and (y) agreements that have been filed with the SEC but that have been assigned or terminated or as to which no Loan Party has any continuing obligations and is owed no further consideration or performance by the other parties thereto, in each case, prior to the date of this Agreement) and (ii) the Olympus Agreements (as defined below).  A list of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.  As used herein, the “Olympus Agreements” means each of (1) that certain Joint Venture Agreement, dated as of November 4, 2005 (the “Joint Venture Agreement”), between Borrower and Olympus Corporation, a Japanese corporation (“Olympus”), (2) that certain Shareholders Agreement, dated as of November 4, 2005 (the “Shareholders Agreement”), between Borrower and Olympus, and (3) all other agreements, documents and instruments executed or delivered in connection with the Joint Venture Agreement or the Shareholders Agreement, in each case as the Joint Venture Agreement, the Shareholders Agreement and such other agreements, documents and instruments are amended, modified, restated or replaced from time to time in accordance with the terms and conditions of this Agreement.

5.4. Litigation.  Except as disclosed in the Perfection Certificate or as disclosed to Agent pursuant to Section 6.2(d), there are no actions, suits, proceedings or investigations pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, the outcome of which could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor have any such actions, suits, proceedings or investigations been threatened in writing.  As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, collectively, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.

5.5. Financial Statements.  All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.  There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.

5.6. Use of Proceeds.  The proceeds of the Term Loans shall be used to repay in full the GE Equipment Indebtedness and for working capital, capital expenditures and other general corporate purposes.

5.7. Collateral.  Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement.  The Collateral is, and will remain, free and clear of all liens, security interests, claims and encumbrances of any kind whatsoever (each, a “Lien”), except for (a) Liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet delinquent (in the case of taxes) or not yet due (with respect to all cases described in the immediately preceding clauses (i) and (ii) other than taxes) or that in any case are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth on Schedule B hereto, (d) Liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property (and any attachments, additions, accessions thereto and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) licenses described in Section 7.3(c), (d) and (e) below and the rights and interests of licensors under licenses where a Loan Party is the licensee (to the extent such licenses are permitted under this Agreement), (f) zoning restrictions, easements, rights of way, encroachments or other restrictions on the use of, and other minor defects or irregularities in title with respect to, any real property of Borrower or its Subsidiaries so long as the same do not materially impair the use of such real property by Borrower or such Subsidiary, (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (i) pledges or cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA) that secure amounts that are not past due, (j) bankers’ Liens or other set-off rights in favor of other financial institutions arising in connection with the Loan Parties’ deposit and securities accounts held at such institutions, to the extent the same are permitted under the Account Control Agreement with respect to such deposit or securities accounts, (k) Liens arising from judgments, decrees or attachments that do not constitute an Event of Default hereunder, (l) Liens of Silicon Valley Bank on a Certificate of Deposit in an aggregate amount not to exceed $250,000 (the “SVB Certificate of Deposit”) issued by Silicon Valley Bank to Borrower to secure Borrower’s reimbursement obligations with respect to (i)  credit card, payroll and foreign exchange services provided by Silicon Valley Bank to Borrower and (ii) standby letters of credit issued by Silicon Valley Bank on behalf of Borrower, in each case to the extent permitted under Section 7.2(g) (such reimbursement obligations collectively hereinafter referred to as the “SVB Cash Management Obligations”), and (m) Liens of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Loan Party in accordance with GAAP and (v) which Liens are subordinated to the security interests granted under Section 3.1 pursuant to an Access Agreement (all of such Liens described in the foregoing clauses (a) through (m) are called  “Permitted Liens”).

5.8. Compliance with Laws.

(a) Each Loan Party is and will remain in compliance in all respects with all laws, statutes, ordinances, rules and regulations applicable to it, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”), and all applicable anti-

money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and the USA Patriot Act and all regulations issued pursuant to it.  No Loan Party nor any of its subsidiaries, affiliates or joint ventures (A) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (B) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity; or (C) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law.  The SDN List is maintained by OFAC and is available at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/.

(c) Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

5.9. Intellectual Property.  The Intellectual Property is and will remain free and clear of all Liens, except for Permitted Liens described in clauses (b)(i), (d) (to the extent consisting of software financed in connection with the acquisition of related equipment) and (e) of Section 5.7.  No Loan Party has nor will it enter into any other agreement or financing arrangement in which such Loan Party has agreed that it will not grant a security interest in such Loan Party’s Intellectual Property to any other party (other than agreements with licensors that prohibit such Loan Party from encumbering or assigning the license from such licensor or the Intellectual Property licensed from such licensor, but only to the extent that such prohibition is not enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC).  Except as disclosed in the Perfection Certificate and except as disclosed to the Agent in writing after the Closing Date, as of the Closing Date and each date a Term Loan is advanced to Borrower, no Loan Party has any interest in, or title to any Intellectual Property that is (i) a registered trademark, or a trademark for which an application has been filed, (ii) a registered copyright, or a copyright for which an application has been filed, or (iii) a registered patent or a patent application.  Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary or desirable to protect and perfect Agent’s Lien on each Loan Party’s Intellectual Property that is registered or for which an application has been filed shall have been duly taken.  Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now conducted by it or proposed to be conducted by it, without any actual or claimed infringement upon the rights of third parties.

5.10. Solvency.  Both before and after giving effect to each Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.  As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party (including intangible assets and goodwill) is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; and (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et. seq), as amended from time to time.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11. Taxes; Pension.  All federal (and all material state and local) tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority and all federal (and all material state and local) taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest.  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities.  Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12.  Full Disclosure.  Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement and as of the date of each Term Loan.  No representation, warranty or other statement made by or on behalf of a Loan Party in any Debt Document or any document delivered by any Loan Party in connection therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

6.1. Good Standing.  Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.  “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the contest otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.  For avoidance of doubt, Olympus-Cytori shall not be deemed to be a Subsidiary of Borrower for so long as Borrower does not own or control, directly or indirectly, more than 50% of the outstanding voting capital stock of Olympus-Cytori.

6.2. Notice to Agent and Lenders.  Loan Parties shall provide Agent and Lenders with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, immediately upon the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within 3 Business Days) after the date on which any executive officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by Borrower to its security holders and notice of all filings on forms 10K, 10Q and 8K filed with the SEC or any securities exchange or governmental authority exercising a similar function, promptly, but in any event within 5 Business Days of delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more promptly, but in any event within 5 Business Days, upon receipt of notice thereof, (e) notice of any new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or any material adverse change in status of any outstanding application or registration within 20 Business Days of such receipt of confirmation of the filing of such application or filing or receipt of notice of such change in status, and (f) notices of all material statements, reports and notices delivered to or by a Loan Party in connection with any Material Agreement promptly (but in any event within 5 Business Days) upon receipt thereof, and copies of the same upon Agent’s request.

6.3. Financial Statements.  If Borrower is a private company, it shall deliver to Agent and Lenders (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each month end, in a form acceptable to Agent and Lenders and certified by Borrower’s president, chief executive officer or chief financial officer, and (b) its complete annual audited consolidated and, if available, consolidating financial statements prepared under GAAP and certified by an independent certified public accountant selected by Borrower and satisfactory to Agent and Lenders within 120 days of the fiscal year end or, if sooner, at such time as Borrower’s Board of Directors receives the certified audit.  If Borrower is a publicly held company, it shall deliver to Agent and Lenders quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC, and if Agent requests, Borrower shall deliver to Agent and Lenders monthly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days after the end of each month.  All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if Borrower is a publicly held company, are to be in compliance with applicable SEC requirements.  All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D, and a management discussion and analysis that includes a comparison to budget for the respective fiscal period and a comparison of performance for such fiscal period to the corresponding period in the prior year.  Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 45 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance approved by the Board of Directors of Borrower and (ii) such budgets, sales projections, or other financial information as Agent or any Lender may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.

6.4. Insurance. Borrower, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent.  Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent.  Each policy shall provide that coverage may not be canceled or altered by the insurer except upon 30 days  prior written notice to Agent and shall not be subject to co-insurance .  Borrower appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as Borrower’s attorney-in-fact unless an Event of Default has occurred and is continuing.  The appointment of Agent as Borrower’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations are indefeasibly paid in full. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations if (a) such proceeds are received at any time that a Default or an Event of Default has occurred and is continuing or (b) no Default or Event of Default has occurred and is continuing at the time such proceeds are received but such proceeds exceed in the aggregate $250,000 in any calendar year.

6.5. Taxes.  Borrower shall, and shall cause each Subsidiary to, timely file all federal (and all material state and local) tax reports and pay and discharge all federal (and all material state and local) taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6. Agreement with Landlord/Bailee.  Unless otherwise agreed to by the Agent in writing, and except with respect to Permitted Locations (as defined below), each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any Collateral Location as Agent may require.  With respect to Collateral Locations (other than locations of the type described in clauses (ii) and (iii) of the definition of Permitted Location below) for which the Loan Parties have not delivered a fully executed Access Agreement to Agent, upon Agent’s request Borrower shall deliver to Agent evidence in form reasonably satisfactory to Agent that rental payments owing by any Loan Party were made and a certification that no default or event of default exists under such Loan Party’s the lease or leases for such Collateral Locations.  Notwithstanding anything in this Agreement to the contrary, the failure to obtain a fully executed Access Agreement with respect to a Collateral Location shall not constitute a Default or Event of Default hereunder. As used herein, “Permitted Locations” means the following locations: (i) facilities located outside of the United States at which a Loan Party maintains Celution Systems (as defined below) in such Loan Party’s ordinary course of business, (ii) locations where Celution Systems may be temporarily located by a Loan Party for use in clinical trials by an unaffiliated third party in such Loan Party’s ordinary course of business, (iii) locations where Celution Systems may be temporarily located by a Loan Party with physicians for demonstration, testing and product development purposes in such Loan Party’s ordinary course of business, and (iv) locations where Collateral may be temporarily located by a Loan Party for maintenance or repair in such Loan Party’s ordinary course of business; provided, that with respect to the locations described in the immediately preceding clauses (i) through and including (iv), the book value of all Collateral at such locations shall at no time be greater than $200,000 per location or $750,000 in the aggregate.  As used herein, “Celution Systems” means the family of products (600, 700, 800, 900/MB & next generation Celution device), which processes patients’ cells at the bedside in real time separating a therapeutic dose of stem and regenerative cells from a patient’s own fat tissue, including a central processing device, a related single-use consumable used for each patient specific procedure, and supportive procedural components.

6.7. Protection of Intellectual Property.  Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business now conducted by it or proposed to be conducted by it, (b) promptly advise Agent and Lenders in writing of material infringements of its Intellectual Property and, should the Intellectual Property be material to such Loan Party’s business, take all appropriate actions to enforce its rights in its Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, except that a Loan Party may abandon or forfeit registrations with respect to such Intellectual Property in jurisdictions outside the United States where, in the good faith business judgment of Borrower’s board of directors, the value of the registrations of such Intellectual Property is outweighed by the cost of maintaining such registrations in such jurisdiction, and (d) notify Agent promptly, but in any event within 10 Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same.  Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, to the extent that such License is material to the Loan Parties’ business.  None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License.  None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

6.8. Special Collateral Covenants.

(a) Each Loan Party shall remain in possession of its respective Collateral solely at (1) the location(s) specified on the Perfection Certificate, (2) Permitted Locations and (3) locations where portable goods of a deminimis nature (such as laptops, phones and other similar equipment) may be located with employees or consultants of a Loan Party in such Loan Party’s ordinary course of business; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, (ii) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Debt Documents.

(b) Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations or prudent industry practices and all applicable laws, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except in accordance with Section 6.8(a) above, to Agent (on behalf of itself and Lenders), or for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States except as provided in clause (i) of the definition of “Permitted Locations” in Section 6.6.

(d) Each Loan Party shall pay promptly when due all federal (and all material state and local) taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents, other than in connection with a Permitted Contest.  At its option, Agent may, after good faith consultation with Borrower (unless a Default or an Event of Default has occurred and is continuing), discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents.  Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e) Each Loan Party shall, at all times, keep accurate and complete records of the Collateral.

(f) Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

(g) Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon one Business Day’s prior notice, as frequently as Agent determines to be appropriate: (i) provide Agent (who may be accompanied by representatives of any Lender) and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent), and (iii) permit Agent (who may be accompanied by representatives of any Lender), and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Collateral of any Loan Party; provided, however, that absent the occurrence and continuance of a Default or Event of Default, Borrower shall only be obligated to reimburse Agent for costs and expenses under Section 10.5 with respect to four (4) such inspections and audits during any calendar year.  Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral (excluding the portable goods of a deminimis nature described in Section 6.8(a)(3)).  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Each Loan Party shall make available to Agent and its auditors or counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent or such Lender may reasonably request.  Notwithstanding any other provision of this Agreement or any other Debt Document, so long as no Default or Event of Default then exists, each Loan Party shall have the right to deny or restrict the Agent, the Lenders and their respective representatives, access to highly confidential and proprietary scientific data and specifications, in each case, solely to the extent pertaining to Celution Systems.

6.9. MacroPore Dissolution.  On or prior to November 13, 2008, Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, evidence of the dissolution of MacroPore Biosurgery, Inc., a Delaware corporation (such dissolution, the “MacroPore Dissolution”).

6.10. Further Assurances.  Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.

7.	NEGATIVE COVENANTS

7.1. Liens.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) create, incur, assume or permit to exist any Lien on any Collateral, including, without limitation, any Intellectual Property, except Permitted Liens or (b) become a party to any agreement that would prohibit the granting of a security interest in such Loan Party’s Collateral to Agent (other than agreements with licensors that prohibit such Loan Party or Subsidiary from encumbering or assigning the license from such licensor or the Intellectual Property licensed from such licensor, but only to the extent that such prohibition is not enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC).

7.2. Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (plus taxes, shipping and installation expenses) of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement entered into by a Loan Party in the ordinary course of business and designed to alter the risks arising from fluctuations in currency values or interest rates, but not for speculative purposes, (e) guaranties by one or more Loan Parties of obligations or liabilities of other Loan Parties, so long as no Default or Event of Default would occur either before or after giving effect to any such guaranty, (f) Indebtedness incurred by Foreign Subsidiaries from third party financial institutions in an aggregate amount not in excess of $250,000; (g) Indebtedness consisting of SVB Cash Management Obligations owing by Borrower to Silicon Valley Bank in an amount not to exceed $250,000 in the aggregate at any time; and (h) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default

would occur either before or after giving effect to any such Indebtedness. The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days,  (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3. Dispositions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of inventory in the ordinary course of business; (b) dispositions by a Loan Party or any of its Subsidiaries of tangible assets for cash and fair value that are no longer used or useful in the business of such Loan Party or such Subsidiary so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $75,000 in any calendar year; (c) non-exclusive licenses for the use of any Loan Party’s Intellectual Property in the ordinary course of business; (d) exclusive licenses for the use of any Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such exclusive license, (i) no Default or Event of Default exists at the time of such Transfer, (ii) the license constitutes an arms-length transaction made in connection with a bona fide corporate collaboration, distribution agreement or similar arrangement in the ordinary course of business and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (iii) the applicable Loan Party delivers 30 days prior written notice and a brief summary of the terms of the license to Agent, (iv) the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement; (e) licenses of Intellectual Property pursuant to the terms and conditions of the Olympus Agreements as they exist on the Closing Date; (f) the sale by Borrower of all or substantially all of the assets related to the SurgiWrap Thin Film business, so long as, with respect to such sale of assets, (i) no Default or Event of Default exists at the time of such sale, (ii) such sale constitutes an arms-length transaction with a non-affiliate, (iii) Borrower delivers to Agent copies of the final executed sale agreement upon consummation of the sale, (iv) Borrower shall receive net cash proceeds of at least $1,000,000 from such sale and (v) all such cash proceeds are paid to a deposit account that is governed by an Account Control Agreement; and (g) the MacroPore Dissolution.

7.4. Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization without the prior written consent of Agent (such consent not to be unreasonably withheld), (b) relocate its chief executive office without 30 days prior written notification to

Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by the Loan Parties and their Subsidiaries, (d) cease to conduct business substantially in the manner conducted by the Loan Parties and their Subsidiaries as of the date of this Agreement or (e) change its fiscal year end.

7.5. Mergers or Acquisitions.  No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into a Loan Party in which such Loan Party is the surviving entity, or mergers of a Loan Party (other than Borrower) into another Loan Party) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity.  Notwithstanding the foregoing, Borrower may acquire all or substantially all of the assets or stock of another business entity (such business entity, the “Target”) so long as (a) Agent and each Lender shall receive at least twenty (20) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (b) such acquisition shall only involve assets located in the United States and comprise a business, or those assets of a business, substantially of the type engaged in by Borrower or its Subsidiaries and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Debt Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such acquisition; (c) such acquisition shall be consensual and shall have been approved by Target’s board of directors or similar governing body (as applicable); (d) the purchase price paid and/or payable in cash or other property (other than capital stock) in connection with all acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and Target) shall not exceed $1,000,000 during the term of this Agreement; (e) with respect to an acquisition paid for in whole or in part with capital stock, such acquisition shall not result in any decrease in the Tangible Net Worth (as defined below) of the Loan Parties; (f) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (g) at or prior to the closing of any acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Liens), for the ratable benefit of Agent and Lenders, in all assets or stock acquired pursuant thereto and Borrower shall have executed such documents and taken such actions as may be required by Agent in connection therewith; (h) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and (i) immediately after the consummation of such acquisition and after giving effect thereto, Borrower shall have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts over which Agent has obtained control under Section 7.10 of not less than the product of (x) negative twelve (-12) times (y) the Cash Burn Amount (as such term is defined in Section 7.12 below) based on pro forma financial statements that are delivered to and approved by Agent and Lenders.  “Tangible Net Worth” means, on any date, the consolidated total assets of the Loan Parties and their Subsidiaries minus, (x) any amounts attributable to (1) goodwill, (2) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (3) reserves not already deducted from assets, and (y) the obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

7.6. Restricted Payments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends (other than the payment of dividends to Borrower and the payment of dividends of a Subsidiary of a Loan Party (other than Borrower) to such Loan Party) or make any other distribution or payment on account of or redeem, retire, defease or purchase any of its capital stock (including without limitation any repurchase of any shares of Olympus-Cytori, whether pursuant to Section 8.3 of the Shareholders Agreement or otherwise), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, (c) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other affiliate of Borrower, or (d) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower; provided, however, the foregoing shall not restrict: (i) the declaration or payment of dividends, or the making of distributions, payable solely in Borrower’s capital stock, (ii) the conversion of debt securities into capital stock, or (iii) the issuance of capital stock upon the exercise or conversion of warrants or options.

7.7. Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity, (b) acquire or create any Subsidiary (other than in connection with an acquisition permitted under the terms and conditions of Section 7.5), or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), (iii) cash Investments by Borrower in Olympus-Cytori in an aggregate amount in any calendar year not to exceed $350,000 for the purpose paying operating expenses of Olympus-Cytori in the ordinary course of its business, (iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; (v) acquisitions permitted under the terms and conditions of Section 7.5, (vi) Investments by a Loan Party in any other Loan Party; (vi) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (vi) shall not exceed $100,000 at any time; (vii) Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the licensing of technology, the development of technology or the providing of support, provided that (I) any cash Investments by the Loan Parties do not exceed $100,000 in the aggregate in any fiscal year and (II) no Default or Event of Default exists at the time of such Investment or would be caused after giving effect thereto, and (viii) Investments pursuant to Borrower’s investment policy attached hereto as Exhibit G (but not any changes to such policy unless approved by Agent) (collectively, the “Permitted Investments”).  The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.  For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

7.8. Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for (a) sales of equity securities of Borrower in bona fide equity financings for the purpose of raising capital; (b) Investments by a Loan Party in its Subsidiaries to the extent permitted under Section 7.7; (c) transactions among Loan Parties; and (d) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction.  As used herein, “Affiliate” means, with respect to a Loan Party or any Subsidiary of a Loan Party, (i) each person that, directly or indirectly, owns or controls 5% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (ii) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.

7.9. Compliance.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, (b) use any portion of the Term Loans to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation applicable to it.

7.10.  Deposit Accounts and Securities Accounts.  No Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of the Agent with respect to such account (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date).  Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.  Notwithstanding the provisions of this Section 7.10, Borrower shall designate one or more dedicated deposit accounts to be used exclusively for payroll or withholding tax purposes, and such dedicated deposit accounts shall not be subject to any Account Control Agreement.

7.11.  Amendments to Other Agreements.  No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement or (b) any of such Loan Party’s organizational documents, in each case, without the prior written consent of Agent and the Requisite Lenders unless the net effect of such amendment, modification or waiver is not adverse to any Loan Party, Agent or Lenders.

7.12.  Financial Covenants.

(a) Borrower shall at all times have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts over which Agent has obtained control under Section 7.10 of not less than the product of (i) negative three (-3) times (ii) the Cash Burn Amount at such time; provided, however, that at the time of requesting the Subsequent Term Loan and at all times after the advance of the Subsequent Term Loan, Borrower shall at all times have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts over which Agent has obtained control under Section 7.10 of not less than the product of (i) negative six (-6) times (ii) the Cash Burn Amount at such time.

(b) Borrower shall at all times have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts maintained with Silicon Valley Bank and over which Agent has obtained control under Section 7.10 of not less than $1,000,000; provided, that any funds in such deposit or securities accounts maintained with Silicon Valley Bank under this clause (b) shall be included for purposes of determining compliance with clause (a) above.

(c) As used in this Agreement, “Cash Burn Amount” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination and based on the financial statements most recently delivered to Agent and the Lenders in accordance with this Agreement, the difference between:

(1) the product of (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation, amortization and other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), minus (C) non-financed capital expenditures, minus (D) non-cash revenue, in each case of clauses (A), (B), (C) and (D), for the immediately preceding six month period on a trailing basis, divided by (ii) six, minus

(2)             the product of (i) the current portion of interest bearing liabilities due and payable in the immediately succeeding six months divided by (ii) six.

8.	DEFAULT AND REMEDIES.

8.1. Events of Default.  Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):

(a) Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of 3 days after the due date thereof (other than on any Applicable Term Loan Maturity Date);

(b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4 or Article 7;

(c) any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an executive officer (including, without limitation, a president, chief executive officer, chief financial officer, secretary, vice president or general counsel) of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d) any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents in connection with any of the Obligations shall be false or misleading in any material respect when made or deemed made;

(e) any of the Collateral with a value, individually or in the aggregate, in excess of $50,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which subjects any of the Collateral with a value, individually or in the aggregate, in excess of $50,000 to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(f) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $100,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g) (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(h) a Material Adverse Effect shall have occurred;

(i) (i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto, or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j) (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Olympus Agreement or any other Material Agreement (after any applicable grace period contained therein), (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $300,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) Borrower or any Subsidiary defaults (beyond any applicable grace period) under any obligation for payments due under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6; or

(k) (i) any of the chief executive officer, the chief financial officer or the president of Borrower as of the date hereof shall cease to be involved in the day to day operations (including, with respect to the chief scientific officer, research development) or management of the business of Borrower, and a successor of such officer reasonably acceptable to the Requisite Lenders is not appointed on terms reasonably acceptable to the Requisite Lenders within 120 days of such cessation or involvement, (ii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of more than thirty-five percent (35%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (iii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iv) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries, other than in connection with a transaction expressly permitted by the terms of this Agreement; or

(l) Any event shall occur whereby Olympus obtains the right under Section 8.3 of the Shareholders Agreement or under any other Olympus Agreement to require Borrower to purchase or sell any shares of Olympus-Cytori.

8.2. Lender Remedies.  Upon the occurrence of any Event of Default, Agent shall, at the written request of the Requisite Lenders, terminate the Commitments with respect to further Term Loans and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.6, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Commitments shall be automatically terminated and the Obligations shall be automatically accelerated.  After the occurrence of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law; provided, however, that Agent shall not commence the exercise of such rights and remedies (whether arising under this Agreement or any other Debt Document) without the prior written request of Requisite Lenders.  Upon the exercise of such rights and remedies, Agent shall consult with and keep the Lenders informed thereof at reasonable intervals; provided, however, that notwithstanding any such consultations and provision of information to the Lenders, Agent shall retain the right to make all determinations in the event of disagreements between Agent and Lenders.  Without limiting the foregoing, (1) Agent shall have the right to, and at the written request of the Requisite Lenders shall, (a) notify any account debtor of any

Loan Party or any obligor on any instrument which constitutes part of the Collateral of the security interest of the Agent in the same (for the benefit of itself and Lenders) and (b) with or without legal process, enter any premises where the Collateral may be and inspect the Collateral; and (2) Agent shall, at the written request of the Required Lenders, (x) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (y) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, and (z) lease or otherwise dispose of all or part of the Collateral, applying proceeds from any such disposition to the Obligations in accordance with Section 8.4.  If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent.  Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.  Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least 5 days prior to such action.  Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral.  The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. Notwithstanding any provision of this Section 8.2 to the contrary, upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in this Section 8.2 without the written consent of Requisite Lenders following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the reasonable judgment of Agent, could result in a material diminution in value of the Collateral.

8.3. Additional Remedies. In addition to the remedies provided in Section 8.2 above, each Loan Party hereby grants to Agent (on behalf of itself and Lenders) and any transferee of Collateral, solely for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. Such license rights shall be exercisable only during the continuance of an Event of Default and in any event shall terminate on the Termination Date.

8.4. Application of Proceeds.

(a)           Proceeds from any Transfer of the Collateral, including, without limitation, the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the

Debt Documents in its capacity as Agent under the Debt Documents, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full, (c) third, to pay all interest on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (other than interest accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such interest is not allowable in such proceeding), (d) fourth, to pay all principal on the Term Loans then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (including, without limitation, all interest accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such interest is allowable in such proceeding), (f) sixth, to Borrower or as otherwise required by law.  Borrower shall remain fully liable for any deficiency.

(b)           Notwithstanding anything in Section 8.4(a) to the contrary, proceeds from the SVB Certificate of Deposit shall first be retained by Silicon Valley Bank for application to the SVB Cash Management Obligations in an amount not to exceed $250,000, and then any remaining proceeds of the SVB Certificate of Deposit shall be delivered by Silicon Valley Bank to Agent for application to the Obligations in the order set forth in Section 8.4(a).

9.	THE AGENT.

9.1. Appointment of Agent.

(a) Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.9) as Agent under the Debt Documents and authorizes the Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender).  Any such person shall benefit from this Article 9 to the extent provided by Agent. For the avoidance of doubt, Agent hereby acknowledges and agrees that, with respect to the UCC Financing Statements numbered 11540256, 32447855, 32823626, 40960056, 41365453, 42812172, 60048330, 11540264 and 0156611, each naming Borrower as debtor and previously filed by General Electric Capital Corporation in the office of the Secretary of State of the State of Delaware, such UCC Financing Statements are maintained by General Electric Capital Corporation in its capacity as Agent for the perfection of the Liens granted to Agent, for the benefit of itself and Lenders, under this Agreement.

(c) If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.2. Agent’s Reliance, Etc.  Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

9.3. GECC and Affiliates.  GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity.  GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders.  GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loans and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4. Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loans, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5. Indemnification.  Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees)

incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties.  The provisions of this Section 9.5 shall survive the termination of this Agreement.

9.6. Successor Agent.  Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.

9.7. Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.  The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loans owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loans owing to all Lenders).

9.8. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.  If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Return of Payments.

(i)  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c) Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document.  At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loans of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d) Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e) Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10.	MISCELLANEOUS.

10.1.  Assignment.  Subject to the terms of this Section 10.1, any Lender may make an assignment to an assignee of, or sell participations in, at any time or times, the Debt Documents, its Commitment, Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) except in the case of an assignment to a Qualified Assignee (as defined below), require the consent of each Lender (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loans or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500.  In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loans, as applicable, or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Agent shall so notify Borrower and Borrower shall, upon the request of Agent, execute new Notes in exchange for the Notes, if any, being assigned.  Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.

As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that (i) no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, (ii) no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by Borrower shall be a Qualified Assignee and (iii) no person proposed to become a Lender after the Closing Date and that is a direct business competitor of a Loan Party shall be a Qualified Assignee so long as no Default or Event of Default exists at the time of the proposed assignment.

10.2.  Notices.  All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section), and shall be deemed given  (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid.  As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3.  Correction of Debt Documents.  Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.

10.4.  Performance.  Time is of the essence of this Agreement.  This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns.

10.5.  Payment of Fees and Expenses.  Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Debt Documents and (c) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (c), including, without limitation, reasonable attorney’s fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors and appraisers and UCC and other corporate search and filing fees and wire transfer fees.  Borrower further agrees that such fees, costs and expenses shall constitute Obligations.  This provision shall survive the termination of this Agreement.

10.6.  Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  This provision shall survive the termination of this Agreement.

10.7.  Rights Cumulative.  Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.  NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.8.  Entire Agreement; Amendments, Waivers.

(a) This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter.  Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower and Lenders having more than (x) 50.1% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 50.1% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”).  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c) No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Borrower, Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, except as otherwise expressly permitted in the Debt Documents (which shall be deemed to affect all Lenders), (v) subordinate the Lien granted in favor of the Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders) or (vii) amend, modify, terminate or waive Section 8.4, 9.7 or 10.8(b) or (c).

(d) Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e) Each Lender hereby consents to the release by Agent of any Lien held by the Agent for the benefit of itself and the Lenders in any or all of the Collateral to secure the Obligations upon the termination of the Commitments and the payment and satisfaction in full of the Obligations.

10.9.  Binding Effect.  This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of Sections 2.3(e), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date.  The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future.  This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

10.10. Use of Logo.  Each Loan Party authorizes Agent and the Lenders to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent or a Lender may disseminate to the public.  The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent or a Lender has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review.  Nothing herein obligates Agent or any Lender to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent or any Lender.  Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto.

10.11. Waiver of Jury Trial.  EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.12. Governing Law. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF

LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.  IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK.  NOTWITHSTANDING THE FOREGOING, THE AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS.  ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO LOAN PARTIES AT THEIR ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

10.13. Confidentiality.  Agent and each Lender agrees, as to itself, to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender, as the case may be, applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by Borrower, any other Loan Party or any of their respective Subsidiaries, and designated as confidential, except that Agent and Lenders may disclose such information (a) to persons employed by, or professionals engaged by, Agent or a Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.13 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any governmental authority or reasonably believed by Agent or any Lender to be compelled by any court decree, subpoena or legal or administrative order or process, provided that Agent and each Lender shall use reasonable efforts to provide prior written notice to the Loan Parties of such disclosure, unless such notice is prohibited by applicable law or an order of a governmental authority; (d) as, on the advice of Agent’s or such Lender’s counsel, required by law; (e) in connection with the exercise of any right or remedy under the Debt Documents or in connection with any litigation to which Agent or such Lender is a party or bound that relates to this Agreement, any other Debt Document or the transactions contemplated hereby or thereby; or (f) that ceases to be confidential through no fault of Agent or such Lender.

10.14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

CYTORI THERAPEUTICS, INC.

By:  /s/ Mark E. Saad
Name: Mark E. Saad
Title:  Chief Financial Officer

Address For Notices For All Loan Parties:

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California  92121
Attention: Mark E. Saad
Phone: (858) 458-0900
Facsimile: (858) 450-4355

With a copy to:

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California  92121
Attention: In-House Counsel
Phone: (858) 458-0900
Facsimile: (858) 450-4335

SIGNATURE PAGE 1

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:     /s/ Peter Gibson
Name: Peter Gibson
Title: Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc., LSF
83 Wooster Heights Road, Fifth Floor
Danbury, Connecticut 06810
Attention: Senior Vice President of Risk
Phone: (203) 205-5200
Facsimile: (203) 205-2192

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda,  Maryland  20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile:  (301) 664-9866

SIGNATURE PAGE 2

LENDER:

SILICON VALLEY BANK

By:       /s/ Andre P. Pelletier
Name: Andre P. Pelletier
Title: Senior Relationship Manager

Address For Notices:

4370 La Jolla Village Drive, Ste. 860
San Diego, CA 92122
Attention: Sarah Larson
Phone: 858-784-3308
Facsimile: 858-622-1424

SIGNATURE PAGE 3